Exhibit 23.3
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of BroadSoft, Inc. of our report dated December 11, 2010, relating to the financial statements of Casabi, Inc., which appears in the Current Report on Form 8-K/A of BroadSoft, Inc. dated December 13, 2010.
/s/ Burr Pilger Mayer, Inc.
Palo Alto, California
February 11, 2011